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                                                      EXHIBIT 11

               RHONE-POULENC RORER INC. AND SUBSIDIARIES
                Computation of Earnings Per Common Share
    (Unaudited-dollars and shares in millions except per share data)

                                                Three Months Ended
                                                    March 31,
                                               ----------------------
                                                  1997        1996
                                               ----------  ----------
Earnings per common share, primary:

Net income before preferred dividends and
remuneration                                   $     66.8  $     85.0
Less: Dividends on preferred stock and
remuneration on capital equity notes                (10.1)      (11.0)
                                               ----------  ----------
Net income available to common shareholders    $     56.7  $     74.0
                                               ==========  ==========
Average shares outstanding                          136.8       134.9
                                               ==========  ==========
Earnings per share                             $      .41  $      .55
                                               ==========  ==========

Earnings per common share, fully diluted:

Net income before preferred dividends and
remuneration                                   $    66.8  $      85.0
Less: Dividends on preferred stock and
remuneration on capital equity notes               (10.1)       (11.0)
                                               ---------  -----------
Net income available to common shareholders    $    56.7  $      74.0
                                               =========  ===========
Average shares outstanding                         136.8        134.9
Shares contingently issuable for stock plan          2.3          2.2
                                               ---------  -----------
Average shares outstanding, assuming full
dilution                                           139.1        137.1
                                               =========  ===========
Earnings per share, assuming full dilution     $     .41  $       .54
                                               =========  ===========

This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.